Exhibit 99.1 / Press Release dated May 1, 2001

                 Results of IOMED's Phase III Confirmatory Study
                   Do Not Support Results from Earlier Trials

SALT LAKE CITY, May 1 IOMED, Inc. (AMEX: IOX) announced today that, based on preliminary analysis, the confirmatory phase III clinical study for its G-II product, formerly called ProDex(TM), did not meet the primary endpoints in the treatment of epicondylitis.

Preliminary analysis of the confirmatory study results continues to show a positive response in patients treated with drug. "Increased efficacy in the confirmatory study's placebo group kept us from concluding that sufficient treatment differences from drug and placebo existed. As a result, the Company will not submit an NDA as originally scheduled," said James Weersing, President and CEO of IOMED. "We are disappointed in the results, but we continue to believe in the merits of our local inflammation program," he said.

Overall, the results of the confirmatory study are inconsistent with the findings of the earlier pivotal phase III studies, where results supported the reduction of local inflammation and tenderness associated with both epicondylitis and plantar fasciitis. IOMED had planned to file an NDA (New Drug Application) with the FDA for G-II with labeling for the treatment of epicondylitis in mid-2001. The Company will now undertake to analyze the complete G-II database from all of its clinical trials in order to assess steps for further product development. "Based on our prior experience and pre-confirmatory study results, we continue to believe that there is a significant product opportunity here. However, there will continue to be uncertainty as to the timing of further development until we have fully analyzed the database and have an opportunity to evaluate our local inflammation strategy," said Weersing.

IOMED, Inc. is a specialty pharmaceutical company focused on satisfying unmet medical needs in large pharmaceutical markets. The Company is currently pursuing research, product development and commercialization activities in local inflammation and ophthalmic markets, representing annual worldwide markets of $10 billion and $5 billion, respectively.

The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include IOMED's beliefs, expectations or intentions regarding its future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in IOMED's filings with the Securities Exchange Commission on Form 10-K for its fiscal year ended June 30, 2000.